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                                                                    News Release
Contact

Martha A. Buckley                       JoAnn P. Huston
Director, Corporate Communications      Manager, Investor Relations
610-722-3511                            610-722-3513



             UNISOURCE TO SELL U.S. GROCERY SUPPLY SYSTEMS BUSINESS



     Berwyn, Pennsylvania- August 15, 1997 -- Unisource Worldwide, Inc. (NYSE:UWW) announced today that it had reached an agreement in principle with Bunzl plc for Unisource to sell its Grocery Supply Systems division (GSS) and other related U.S. grocery supply business to Bunzl. Based on June 30, 1997 financial statements, Bunzl will pay approximately $88 million in cash for the business, subject to changes based on valuations at the time of closing. The sale is expected to be consummated by September 30, 1997.

     Unisource instituted its U.S. grocery supply systems business in 1993 and has grown it to more than $300 million in annual revenues. For the most part, GSS has operated independently from the company's overall supply systems business. "Although we have been pleased with the top-line growth of our U.S. grocery supply business, those operations have not been profitable," commented Ray B. Mundt, chairman and chief executive officer of Unisource. "The step we are taking is in keeping with our mission of building value for shareholders over the long term. We expect to reinvest the proceeds in our successful supply systems businesses."
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     Unisource also has a large and successful grocery supply distribution business in Canada which is integrated with its supply systems operations there. "Grocery supply represents nearly a quarter of Unisource Canada's supply systems revenues, "Mundt noted. "We are fully committed to that business and intend to grow it aggressively."

     Unisource is the largest marketer and distributor of paper products and supply systems in North America, with annual revenues in excess of $7 billion. The company's supply systems business, which represents about thirty-five percent of total revenues, provides plastic films and containers, corrugated containers, packaging equipment and supplies and sanitary maintenance products to customers in the manufacturing, food processing, health care, hospitality and other industries.

     Bunzl plc is an international company involved in distribution, conversion and light manufacture, primarily of paper and plastic based products. Revenues in 1996 were Pounds 1.8 billion. Bunzl Distribution USA, which distributes paper and plastic supplies to supermarkets, contract caterers, fast food suppliers and independent local distributors, represents more than forty percent of total corporate revenues.

     Paul Lorenzini, chairman and chief executive officer of Bunzl Distribution USA, said, "I am delighted that we have been able to reach agreement in principle to acquire Unisource's grocery supply business, which complements and expands our existing network. We are confident that, with our extensive industry knowledge and expertise, we will increase efficiencies and be able to serve all of our U.S. customers more effectively."

     Unisource Worldwide, Inc. (http://www.unisourcelink.com), is headquartered in Berwyn, Pennsylvania. Bunzl plc is headquartered in the United Kingdom. Bunzl Distribution USA headquarters are located in St. Louis, Missouri.

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